Exhibit 10.35
2011 Incentive Compensation Plan
Life and Retirement Sales
Effective January 1, 2011
Richard LaVoice
2011 Incentive Plan Document — Life & Retirement Sales| Symetra

Section I: General Administration

A participant is compensated through a base salary and incentive compensation. Incentive compensation is based on production within the participant’s assigned region.
Compensation Structure

Base salary is defined as annualized base pay, excluding any bonuses, cash incentives, or other compensation.
Base Salary

The plan will run on a calendar year basis.
Plan Year

A participant becomes eligible to participate in the incentive compensation program on the first business day of the month following or coinciding with the date of employment in a qualifying position.
Eligibility

The information described in this plan assumes a participant’s full year participation. A participant in an eligible position for a partial year will be eligible to earn incentive compensation on a pro-rated basis.
Partial Plan Year Eligibility

If an employee transfers into an incentive compensation eligible position during the plan year, the incentive compensation plan will become effective the first of the month following his/her transfer.
If a participant transfers out of an incentive compensation eligible plan during the plan year, the participant will be eligible for earned production through the end of the last full month in the eligible position. Every attempt will be made to make the transfer coincide with the end of the month so the participant will be eligible for the full month of earned production. The employee will then be eligible for an Annual Incentive bonus (AIB) on a pro-rated basis at his/her new award target. Any base pay changes will need to be effective with the start of a payroll period.
Symetra reserves the right to manage the transfer process and effective date of eligibility on a case-by-case basis.
Internal Transfer

2011 Incentive Plan Document — Life & Retirement Sales| Symetra

Plan participants will be eligible for sick leave, short-term disability and/or FMLA as defined by the sick leave, short-term disability and/or FMLA benefit policies and procedures as outlined on Connections. The plans will be administered in the same manner as for all other salaried Symetra Financial employees.
In the event of time away from work when the duration of leave is less than 7 consecutive calendar days, there will be no interruption to a participant’s incentive compensation. In the event of time away from work when the duration of leave is 7 consecutive calendar days or greater, a plan participant will continue to receive incentive compensation per the plan, only if the time away is certified as FMLA time.
Once a plan participant’s FMLA entitlement has been exhausted, his/her incentive compensation eligibility will be suspended until he/she returns to work. The incentive compensation payment will be pro-rated if the FMLA leave ends at a time other than the end of the month. If a plan participant is not eligible for FMLA, then he/she will not be eligible to continue to receive incentive compensation for the period of time that he/she is away from work. (The FMLA eligibility requirement of 50 or more employees within a 75 mile radius will not disqualify one from continued incentive compensation under this policy.)
Please refer to the Leave policy on Connections (on the Symetra intranet site) for additional details around FMLA, sick leave and short-term disability.
Time Away From Work

Realignment is defined as the reassignment of agent(s), registered representatives, producers, and/or bank relationships from one region to another. The effective date of the realignment is the date that production stops flowing from the old territory and begins flowing to the new one. Incentive compensation will be adjusted upon the realignment and could result in a retroactive increase or decrease in production and incentive compensation.
Realignment of Region

Assignment of agencies/producers/banks will be established on a geographic region and/or relationship basis by Life and Retirement Sales management. Each participant will be accountable for those agencies/producers/banks for the assigned products and product lines.
Assignment

2011 Incentive Plan Document — Life & Retirement Sales| Symetra

If a participant receives an overpayment of incentive compensation for whatever reason (administrative error, error in reporting, or other reason), Symetra reserves the right to withhold future earned incentive compensation payments up to and including the amount that was overpaid to the participant.
Overpayment

If a participant leaves his/her position during the plan year for any reason, including: voluntary resignation, involuntary termination, job elimination, disability or death, he/she will be paid for production earned through the end of the last full month of employment.
The payment of the final incentive compensation due may be paid out up to sixty (60) days after the effective date of termination in order to reconcile production.
Termination of Employment

Symetra Life Insurance Company reserves the right to modify, amend, or repeal this plan, or to discontinue (either temporarily or permanently) the distribution of incentive compensation under the plan. Any plan modification requires written documentation to the plan participant(s) with approval of the Executive Vice President of Life and Retirement Sales and the Vice President of Human Resources.
Symetra Life Insurance Company also reserves the right to withdraw products from distribution, to reassign distribution of specific products, to realign sales regions as it deems necessary or appropriate to the overall business needs. If circumstances warrant, the Company may modify credits on a case. Any such modification of production credit for a case requires notification in writing within a reasonable time after the sale with the approval of the Company’s Executive Vice President of Life and Retirement Sales, and the Vice President of Human Resources.
Plan Modification / Reservation of Rights

Symetra Life Insurance Company reserves the right to determine or resolve all situations not expressly covered in this plan description. Final determinations regarding these situations will be made jointly by the Executive Vice President of Life and Retirement Sales, and the Vice President of Human Resources.
Situations Not Covered

2011 Incentive Plan Document — Life & Retirement Sales| Symetra

The existence of this plan document does not create any employment contracts, nor does it confer any right of continuing employment upon any plan participant or any other employee. Employment at Symetra is “at will”, meaning that either the employee and/or Symetra are at liberty to end the employment relationship at any time, with or without cause, with or without notice.
Continuation of Employment

Section II: Business Unit Administration

Incentive Compensation earned from production will be paid monthly. Management by objective (see below), if achieved by eligible participants, will be paid quarterly.
These payments will be made within three pay periods after the end of the month in which the incentive compensation was earned, unless the necessary data to calculate the incentive amount is not available. In that case, payments will be made within two pay periods following the date the data becomes available.
Timing of Payments

As part of the overall incentive compensation plan, plan participants have the opportunity to participate in a Management by Objective (MBO) target. If eligible for MBO, and if achieved based on target goal, MBO payments will be made on a quarterly basis.
MBO targets vary by region and position, and may change throughout the plan year. MBO targets will be described in Section III.
Management by Objective (MBO)

In certain circumstances, a plan participant may be paid on a draw (a predetermined minimum monthly incentive amount) for a specified period of time.
In those situations, the plan participant will be paid the higher of: (1) the draw, or (2) the monthly incentive compensation amount the participant otherwise earned under the terms of the plan, based on qualifying production.
Guaranteed Incentive Compensation

2011 Incentive Plan Document — Life & Retirement Sales| Symetra

Cumulative YTD earned incentive compensation will be calculated monthly and a reconciliation will be performed. If, during this reconciliation, it is determined that the YTD incentive compensation paid is higher than the YTD incentive compensation earned, earnings above the monthly draw amount will be collected back until the difference is trued-up through the end of the effective date of the draw period.

2011 Incentive Plan Document — Life & Retirement Sales| Symetra

Executive Vice President — Life and Retirement Sales
Section III: Incentive Plan Description

At two and one-half (2.5) times the 2011 annual life and retirement production goal, a regression tier will go into effect, cutting the rate of incentive compensation by one-half (.5).

Incentive
Compensation
Product*	Rate
Life Products:
Term	[***]
Perm	[***]
Single Premium	[***]
Complete AFYP	[***]
Retirement Products:
Fixed	[***]
Individual Variable	[***]
Group VA	[***]
Daily Val	[***]
WELL Plan	[***]
Income Annuities:
SPIA	[***]
Annuitizations	[***]

*	Incentive compensation is based on all Life and Retirement Distribution Channel Sales
Incentive for Life Products: Based on net Annualized First Year Premium (AFYP)
Incentive for Retirement Products: Based on net single sum annuity premiums and net first year continuing annuity premiums and increases.
Incentive for Income Annuities: Based on net single sum annuity premiums, net first year continuing annuity premiums, net first year continuing premiums and increases, single sum deposit resulting from the annuitization of eligible fixed or variable products that result in commission to the agent.
**      Symetra Life Insurance Company reserves the right to modify, amend or repeal this Plan, or to discontinue (either temporarily or permanently) the distribution of incentive compensation under the Plan.
                  2011 Incentive Plan Document — Life & Retirement Salesi Symetra